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                                                                  EXHIBIT 3.03.1



                     RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                               EDIFY CORPORATION
                 (ORIGINALLY INCORPORATED ON FEBRUARY 27, 1996)


         Edify Corporation, a Delaware corporation, hereby certifies that the Restated Certificate of Incorporation of the corporation attached hereto as Exhibit A, which is incorporated herein by this reference, and which restates, integrates and further amends the provisions of the Certificate of Incorporation of this corporation, has been duly adopted by the corporation's Board of Directors and stockholders in accordance with Sections 228, 242 and 245 of the Delaware General Corporation Law.


         IN WITNESS WHEREOF, said corporation has caused this Restated Certificate of Incorporation to be signed by its duly authorized officers this 8th day of May, 1996.


                                        EDIFY CORPORATION,
                                        a Delaware corporation



                                        By:  /s/ Jeffrey M. Crowe
                                             ----------------------------
                                              Jeffrey M. Crowe, President

ATTEST:



/s/ Stephanie A. Vinella
-------------------------------
Stephanie A. Vinella, Secretary
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                                   EXHIBIT A

                     RESTATED CERTIFICATE OF INCORPORATION
                                      OF
                               EDIFY CORPORATION


                                   ARTICLE I

       The name of the corporation is Edify Corporation.

                                   ARTICLE II

       The address of the registered office of the corporation in the State of Delaware is 15 E. North Street, City of Dover, 19901, County of Kent. The name of its registered agent at that address is Incorporating Services, Ltd.

                                  ARTICLE III

       The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

                                   ARTICLE IV

       A.      Authorization of Shares

       The total number of shares of all classes of stock which the corporation has authority to issue is sixty million (60,000,000) shares, consisting of two classes: fifty-five million (55,000,000) shares of Common Stock, $0.001 par value per share, and five million (5,000,000) shares of Preferred Stock, $0.001 par value per share.

       B.      Designation of Future Series of Preferred Stock

       The Board of Directors is authorized, subject to any limitations prescribed by the law of the State of Delaware, to provide for the issuance of the shares of Preferred Stock in one or more series, and, by filing a certificate of designation pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, to fix the designation, powers, preferences and rights of the shares of each such series and any qualifications, limitations or restrictions thereof and to increase or decrease the number of shares of any such series (but not below the number of shares of such series then outstanding). The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the corporation entitled to vote, unless a vote of any other holders is required pursuant to a certificate or certificates establishing a series of Preferred Stock.

         Except as expressly provided in any certificate of designation designating any series of Preferred Stock pursuant to the foregoing provisions of this Article IV, any new series of Preferred Stock may be designated, fixed and determined as provided herein by the Board of Directors





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without approval of the holders of Common Stock or the holders of Preferred
Stock, or any series thereof, and any such new series may have powers, preferences and rights, including, without limitation, voting rights, dividend rights, liquidation rights, redemption rights and conversion rights senior to, junior to or pari passu with the rights of the Common Stock, the Preferred Stock, or any future class or series of Preferred Stock or Common Stock.

                                   ARTICLE V

       The Board of Directors of the corporation shall have the power to adopt, amend or repeal the Bylaws of the corporation.

                                   ARTICLE VI

       Election of directors need not be by written ballot unless the Bylaws of the corporation shall so provide.

                                  ARTICLE VII

       To the fullest extent permitted by law, no director of the corporation shall be personally liable for monetary damages for breach of fiduciary duty as a director. Without limiting the effect of the preceding sentence, if the Delaware General Corporation Law is hereafter amended to authorize the further elimination or limitation of the liability of a director, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

       Neither any amendment nor repeal of this Article VII, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this
Article VII, shall eliminate, reduce or otherwise adversely affect any limitation on the personal liability of a director of the corporation existing at the time of such amendment, repeal or adoption of such an inconsistent provision.

                                  ARTICLE VIII

       Actions shall be taken by the Corporation's stockholders only at annual or special meetings of stockholders, and the Corporation's stockholders shall not be able to act by written consent.





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